Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form F-3) of Tiziana Life Sciences Ltd of our report, dated May 10, 2024, with respect to the consolidated financial statements of Tiziana Life Sciences Ltd and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2023 and 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP
London, United Kingdom
March 24, 2025